UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): September 8, 2004

Health Net, Inc.

(Exact name of registrant as specified in its charter)

Delaware	1-12718	95-4288333
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

21650 Oxnard Street, Woodland Hills, California 91367

(Address of principal executive offices) (Zip Code)

Registrant’s telephone number, including area code: (818) 676-6000

Not applicable.

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 2—Financial Information

Item 2.04. Triggering Events That Accelerate or Increase a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement.

(a) On September 8, 2004, Moody’s Investor Services (“Moody’s”) announced that it had downgraded Health Net, Inc.’s senior unsecured debt rating from Baa3 to Ba1. The downgrade triggered an adjustment to the interest rate payable by us on our 8.375% senior notes due 2011, of which an aggregate principal amount of $400 million is outstanding (the “Senior Notes”). As a result of the Moody’s downgrade, effective September 8, 2004, the interest rate on the Senior Notes increased from the original rate of 8.375% per annum to an adjusted rate of 9.875% per annum, resulting in an increase in our interest expense of $6 million on an annual basis. The adjusted interest rate of 9.875% per annum will remain in effect for so long as the Moody’s rating remains below Baa3 (or the equivalent) and will also apply at any time that the rating issued by Standard & Poor’s Ratings Service (“S&P”) on our senior unsecured debt is lower than BBB- (or the equivalent). During any period in which the Moody’s rating is Baa3 (or the equivalent) or higher and the S&P rating is BBB- (or the equivalent) or higher, the interest rate payable on the Senior Notes will be adjusted back to the original rate of 8.375% per annum.

The Senior Notes were issued pursuant to an indenture dated as of April 12, 2001 between us and U.S. Bank Trust National Association, as trustee. A copy of the indenture is filed as Exhibit 4.5 to our Quarterly Report on Form 10-Q for the quarter ended March 31, 2001.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: September 13, 2004	HEALTH NET, INC.

	By:	/s/ B. Curtis Westen
B. Curtis Westen
Senior Vice President, General Counsel and Secretary

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